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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                          SPEEDCOM Wireless Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    847703204
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                                 (CUSIP Number)

                                 August 31, 2001
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             (Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed;

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of at section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 847703204

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1.   Names of Reporting Persons:  Oscar Private Equity Investments, L.P.

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a member of a Group (See instructions)


     (a)       |_|


     (b)       |X|
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3.   SEC Use Only
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4.   Citizenship or Place of Organization:  Delaware
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Number of Shares         5.   Sole Voting Power:
Beneficially by Owned    -------------------------------------------------------
by Each Reporting
Person with:             6.   Shared Voting Power:  1,060,114
                         -------------------------------------------------------

                         7.   Sole Dispositive Power:
                         -------------------------------------------------------

                         8.   Shared Dispositive Power:  1,060,114
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  1,060,114
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
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11.  Percent of Class Represented by Amount in Row (9):  9.9%
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12.  Type of Reporting Person (See Instructions)  PN
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CUSIP No. 847703204

--------------------------------------------------------------------------------

1.   Names of Reporting Persons:  Oscar Private Equity, LLC

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares         5.   Sole Voting Power:
Beneficially by Owned    -------------------------------------------------------
by Each Reporting
Person with:             6.   Shared Voting Power:  1,060,114
                         -------------------------------------------------------

                         7.   Sole Dispositive Power:
                         -------------------------------------------------------

                         8.   Shared Dispositive Power:  1,060,114
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  1,060,114
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  9.9%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)   OO - limited liability
     company
--------------------------------------------------------------------------------

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CUSIP No. 847703204

--------------------------------------------------------------------------------

1.   Names of Reporting Persons:  Brett S. Messing

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  USA
--------------------------------------------------------------------------------

Number of Shares         5.   Sole Voting Power:
Beneficially by Owned    -------------------------------------------------------
by Each Reporting
Person with:             6.   Shared Voting Power:  1,060,114
                         -------------------------------------------------------

                         7.   Sole Dispositive Power:
                         -------------------------------------------------------

                         8.   Shared Dispositive Power:  1,060,114
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  1,060,114
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  9.9%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

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CUSIP No. 847703204

--------------------------------------------------------------------------------

1.   Names of Reporting Persons:  Timothy F. Sylvester

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  USA
--------------------------------------------------------------------------------

Number of Shares         5.   Sole Voting Power:
Beneficially by Owned    -------------------------------------------------------
by Each Reporting
Person with:             6.   Shared Voting Power:  1,060,114
                         -------------------------------------------------------

                         7.   Sole Dispositive Power:
                         -------------------------------------------------------

                         8.   Shared Dispositive Power: 1,060,114
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 1,060,114
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  9.9%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)   IN
--------------------------------------------------------------------------------

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Item 1.

     (a)   Name of Issuer

                  SPEECDOM Wireless Corporation

     (b)   Address of Issuer's Principal Executive Offices

                  1748 Independence Blvd.
                  G-6
                  Sarasota, Florida  34234


Item 2.

     (a)   Name of Person Filing

                  Oscar Private Equity Investments, L.P.
                  Oscar Private Equity, LLC
                  Brett Messing
                  Timothy Sylvester

     (b)   Address of Principal Business Office or, if not, Residence

                  The principal business office of each of the persons named above is 11611 San Vicente Blvd., Suite 810, Los Angeles, CA 90049.

     (c)   Citizenship

                  Oscar Private Equity Investments, L.P. - Delaware Oscar Private Equity, LLC - Delaware
                  Brett Messing - USA
                  Timothy Sylvester - USA

     (d)   Title of Class of Securities

                  Common Stock

     (e)   CUSIP Number

                  847703204


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) 240.13d-2(b) or (c), check whether the person is filing is a:

     (a)   |_|    Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o);

     (b)   |_|    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c)   |_|    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

     (d)   |_|    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)   |_|    An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);

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     (f)   |_|    An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

     (g)   |_|    A parent holding company or control person in accordance with
                  ss.240.13d-1(b)(1)(ii)(G);

     (h)   |_|    A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)   |_|    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



Item 4.       Ownership:

     Oscar Private Equity Investments, L.P.

     (a)   Amount beneficially owned: 1,060,114

     (b)   Percent of class:  9.9%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote: none

           (ii)   Shared power to vote or to direct the vote: 1,060,114

           (iii)  Sole power to dispose or to direct the disposition of: none

           (iv)   Shared power to dispose or to direct the disposition of:
                  1,060,114

   Represents 611,936 shares of common stock of the subject company issuable upon conversion of shares of Series B Convertible Preferred Stock of the subject company and 448,178 shares of common stock of the subject company issuable upon exercise of Series A Warrants granted by the subject company.


     Oscar Private Equity, LLC

     (a)   Amount beneficially owned: 1,060,114

     (b)   Percent of class: 9.9%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote: none

           (ii)   Shared power to vote or to direct the vote: 1,060,114

           (iii)  Sole power to dispose or to direct the disposition of: none

           (iv)   Shared power to dispose or to direct the disposition of:
                  1,060,114


   Represents 611,936 shares of common stock of the subject company issuable upon conversion of shares of Series B Convertible Preferred Stock of the subject company and 448,178 shares of common stock of the subject company issuable upon exercise of the Series A Warrants

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   granted by the subject company. All such securities are beneficially owned by
   Oscar Private Equity Investments, L.P. Oscar Private Equity, LLC is the general partner of Oscar Private Equity Investments, L.P. Oscar Private Equity, LLC disclaims beneficial ownership of any of the securities covered by this Schedule 13G.

     Brett S. Messing

     (a)   Amount beneficially owned: 1,060,114

     (b)   Percent of class: 9.9%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote: none

           (ii)   Shared power to vote or to direct the vote: 1,060,114

           (iii)  Sole power to dispose or to direct the disposition of: none

           (iv)   Shared power to dispose or to direct the disposition of:
                  1,060,114

   Represents 611,936 shares of common stock of the subject company issuable upon conversion of shares Series B Convertible Preferred Stock of the subject company and 448,178 shares of common stock of the subject company issuable upon exercise of the Series A Warrants granted by the subject company. All such securities are beneficially owned by Oscar Private Equity Investments, L.P. Oscar Private Equity, LLC is the general partner of Oscar Private Equity Investments, L.P., and Brett S. Messing is a managing member of Oscar Private Equity, LLC. Mr. Messing disclaims beneficial ownership of any of the securities covered by this Schedule 13G.

     Timothy F. Sylvester

     (a)   Amount beneficially owned: 1,060,114

     (b)   Percent of class: 9.9%

     (c)   Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote: none

           (ii)   Shared power to vote or to direct the vote: 1,060,114

           (iii)  Sole power to dispose or to direct the disposition of: none

           (iv)   Shared power to dispose or to direct the disposition of:
                  1,060,114


   Represents 611,936 shares of common stock of the subject company issuable upon conversion of shares of Series B Convertible Preferred Stock of the subject company and 448,178 shares of common stock of the subject company issuable upon exercise of the Series A Warrants granted by the subject company. All such securities are beneficially owned by Oscar Private Equity Investments, L.P. Oscar Private Equity, LLC is the general partner of Oscar Private Equity Investments, L.P., and Timothy F. Sylvester is a managing member of Oscar Private Equity, LLC. Mr. Sylvester disclaims beneficial ownership of any of the securities covered by this Schedule 13G.

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Item 5.       Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8.       Identification and Classification of Members of the Group.

Not applicable.


Item 9.       Notice of Dissolution of Group.

Not applicable.


Item 10.      Certification.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               September 7, 2001
                                                     Date
                                    OSCAR PRIVATE EQUITY INVESTMENTS, L.P.
                             ---------------------------------------------------

                             By: Oscar Private Equity, LLC, its general partner



                             By:  /s/ Brett S. Messing
                                ---------------------------------------------
                                 Name:  Brett S. Messing
                                 Title:  Managing Member

                             OSCAR PRIVATE EQUITY, LLC



                             By:  /s/ Brett S. Messing
                                ---------------------------------------------
                                 Name:  Brett S. Messing
                                 Title:  Managing Member



                               /s/ Brett S. Messing
                             ---------------------------------------
                             BRETT S. MESSING



                               /s/ Timothy F. Sylvester
                             ---------------------------------------
                             TIMOTHY F. SYLVESTER